FOR IMMEDIATE RELEASE

INTER PARFUMS, INC. REPORTS 45% INCREASE IN THIRD QUARTER SALES
FROM ONGOING BRANDS

New York, New York, October 24, 2013: Inter Parfums, Inc. (NASDAQ GS: IPAR) today announced that for the three months ended September 30, 2013, net sales of the Company's ongoing brands (excluding Burberry brand sales) increased 45% to $126.8 million, as compared to $87.0 million for the corresponding period of the prior year, with strong growth in both its European and U.S.-based operations.  Consolidated third quarter 2013 net sales declined 24% when Burberry sales are included in the prior year period.  At comparable foreign currency exchange rates, consolidated net sales also declined 24%. Inter Parfums plans to issue results for the third quarter of 2013 on or about November 6, 2013.

	Three Months Ended September 30,			Nine Months Ended September 30,
	2013	2012	% Change	2013	2012	% Change
	($ in millions)

European-based product sales	$ 98.1	$ 148.6	(34)%	$ 385.9	$ 419.4	(8)%
United States-based product sales	28.7	17.7	62%	72.2	57.8	25%
	$ 126.8	$ 166.3	(24)%	$ 458.1	$ 477.2	(4)%

Discussing European-based operations Jean Madar, Chairman & CEO of Inter Parfums noted, "The 41% increase in sales of ongoing brands reflects robust growth for Montblanc, where comparable quarter brand sales rose more than 56% driven by demand for Legend fragrances.  Jimmy Choo delivered a similarly impressive performance with comparable quarter growth of 55% reflecting accelerating momentum for Flash, a new women's scent launched early in the year, and recurring sales of the brand's signature fragrance.  Lanvin sales rose nearly 11% boosted by the spring launch of Lanvin Me and the staying power of Eclat d'Arpège, after more than a decade on the market.  Additionally, the recent launches of the Repetto signature scent, along with Place Vendôme from Boucheron have exceeded our expectations and were meaningful contributors to our sales growth during the third quarter."

Regarding our U.S.-based operations, Mr. Madar noted, "Our U.S. business continues to become a more significant portion of our overall sales.  Increasing popularity in Asian markets coupled with the highly successful rollout of La Vie de Bohème this past spring and summer led to solid growth for Anna Sui fragrances during the third quarter.  Taking over Alfred Dunhill legacy fragrances in April 2013 provided an incremental contribution to our third quarter sales, as did initial sales of Agent Provocateur legacy scents.  During the third quarter, we introduced Wildbloom Rouge and Wildblue Noir for Banana Republic and Nouveau for bebe.  Notably, we are very excited about our recent agreement with internationally renowned fashion house, Oscar de la Renta, and expect the brand to further enhance the performance of our U.S.-based operations in the coming year."

2014 Guidance

The Company will revisit the subject of 2014 guidance with the contribution of Oscar de la Renta fragrances when it reports third quarter results on or about November 6th.

In the 30 years since its founding, Inter Parfums, Inc. has been selected as the fragrance and beauty partner for a growing list of brands that include Lanvin, Montblanc, Jimmy Choo, Boucheron, Van Cleef & Arpels, Karl Lagerfeld, Paul Smith, S.T. Dupont, Balmain, Repetto, Agent Provocateur, Alfred Dunhill, Anna Sui, Shanghai Tang, Oscar de la Renta, Gap, Banana Republic, Brooks Brothers, bebe, and Betsey Johnson.  Inter Parfums is known for innovation, quality and its ability to capture the genetic code of each brand in the products it develops, manufactures and distributes in over 100 countries worldwide.

Statements in this release which are not historical in nature are forward-looking statements. Although we believe that our plans, intentions and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved.  In some cases you can identify forward-looking statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will," and "would," or similar words.  You should not rely on forward-looking statements because actual events or results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors.  These factors include, but are not limited to, the risks and uncertainties discussed under the headings "Forward Looking Statements" and "Risk Factors" in Inter Parfums' annual report on Form 10-K for the fiscal year ended December 31, 2012 and the reports Inter Parfums files from time to time with the Securities and Exchange Commission.  Inter Parfums does not intend to and undertakes no duty to update the information contained in this press release.

Regulation G, "Conditions for Use of Non-GAAP Financial Measures," prescribes the conditions for use of non-GAAP financial information in public disclosures. The Company believes that our presentation of the non-GAAP financial information included in this release is important supplemental measures of operating performance to investors.

Contact at Inter Parfums, Inc. Russell Greenberg, Exec. VP & CFO (212) 983-2640 rgreenberg@interparfumsinc.com www.interparfumsinc.com	-or -	Investor Relations Counsel The Equity Group Inc. Fred Buonocore (212)836-9607/fbuonocore@equityny.com Linda Latman (212) 836-9609/llatman@equityny.com www.theequitygroup.com